Exhibit 99.1

News Release

October 15, 2009

FOR IMMEDIATE RELEASE

Gannett Chairman, President and CEO Returns from Temporary Medical Leave of Absence

McLEAN, VA – Gannett (NYSE:GCI) announced that Chairman, President and Chief Executive Officer Craig Dubow returned today from his temporary medical leave of absence following back surgery June 15, 2009.

“I am glad to be back and returning to the day-to-day responsibilities at Gannett,” said Dubow. “I feel very good about my personal health and the company’s. As our estimated third quarter earnings report indicated a few weeks ago, the company is performing well and continuing to execute against our strategic priorities. I want to recognize and extend my sincere appreciation to all Gannett employees for achieving these results.”

Gannett Co., Inc. (NYSE: GCI) is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV Web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 84 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 700 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of Web sites.

For investor inquiries, contact:	For media inquiries, contact:
Jeff Heinz	Robin Pence
Director, Investor Relations	Vice President of Corporate Communications
(703) 854-6917	703-854-6049
jheinz@gannett.com	rpence@gannett.com

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